EXHIBIT 99.1

PRESS RELEASE

March 9, 2009

Nile Therapeutics Reports 2008 Fourth Quarter and Full Year Financial Results

and Announces Conference Call on March 10, 2009

SAN FRANCISCO, CA, Mar. 9 — Nile Therapeutics, Inc. (NASDAQ: NLTX), a leading company in the development of novel therapeutics for heart failure patients, today announced its fourth quarter and full year financial results for 2008 and will host a conference call and live webcast to discuss these financial results and provide an update on each of its development programs at 4:30 p.m. EDT (1:30 p.m. PDT) on March 10, 2009. Interested investors may participate in the conference call by dialing 877-719-9791 (US) or +1-719-325-4828 (international). Participants may also access both the live and archived webcast of the conference call, which will be available for at least 10 business days following the call, from the homepage and the investor relations section of Nile’s website at www.nilethera.com.

Year-end Summary

During 2008, Nile made important progress in the clinical development of CD-NP for the treatment of patients with acute heart failure. Nile executed a focused clinical development plan for CD-NP, which included starting and completing a Phase 1b study to establish the maximum tolerated dose (MTD) and to assess the pharmacologic effects of CD-NP on blood pressure and renal function in stable heart failure patients, and also starting and completing a Phase 2a study to assess hemodynamic and renal effects of CD-NP in acute heart failure patients. Nile believes that the results of these studies indicate:

•	CD-NP was well tolerated at doses of up to 20 ng/kg/min in stable and acute heart failure patients;

•	CD-NP blood pressure effects were dose-dependent and well characterized in chronic heart failure patients;

•	In the anticipated therapeutic dose range, CD-NP produced a statistically significant reduction in pulmonary capillary wedge pressure;

•	CD-NP demonstrated diuretic effects alone, and CD-NP produced a statistically significant increase in diuresis concurrent with furosemide; and

•	With a 24 hour infusion. CD-NP produced statistically significant decreases in serum creatinine and cystatin-c, consistent with enhanced renal function.

In the second quarter of 2009, Nile intends to initiate a 30 patient open-label, placebo-controlled lead-in to a Phase 2b study designed to provide additional clinical evidence of the most compelling differentiating part of the CD-NP hypothesis, specifically that CD-NP enhances renal function. The dosing of the 30 patient Phase 2b study is expected to be completed in the third quarter of 2009. The full Phase 2b study will include an additional 330 patients dosed under the double-blind placebo-controlled protocol.

Financial Results

For the fourth quarter of 2008, Nile reported a net operating loss of $3.0 million, or $0.12 per share. For the full year, net operating loss was $13.1 million, or $0.54 per share. Weighted-average shares outstanding for both the quarter and the year ended December 31, 2008 was 24.1 million.

Nile reported no revenue during the quarter and the year ended December 31, 2008. For each of the years ended December 31, 2008 and 2007, Nile reported interest income of $0.3 million.

As of December 31, 2008, Nile had cash and cash equivalents of $5.5 million compared to $16.2 million as of December 31, 2007. Cash and cash equivalents decreased $10.7 million in from December 31, 2007 primarily due to cash used for operations.

About Nile Therapeutics

Nile Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of cardiovascular disease and other areas of unmet medical needs. Nile is initially focusing its efforts on developing its lead compound, CD-NP, a novel rationally designed chimeric peptide in clinical studies for the treatment of heart failure, and CU-NP, a novel rationally designed natriuretic peptide. A key component of the company’s strategy is to acquire the global rights to additional compounds to expand its portfolio. More information on Nile can be found at http://www.nilethera.com.

Contact:

Daron Evans

Chief Financial Officer

Nile Therapeutics, Inc.

+1-415-875-7880

info@nilethera.com

Safe Harbor Paragraph for Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Nile’s strategy, future operations, outlook, milestones, the timing and success of Nile’s product development, future financial position, future financial results, plans and objectives of management are forward-looking statements. Nile may not actually achieve these plans, intentions or expectations and Nile cautions investors not to place undue reliance on Nile’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Nile makes. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that Nile makes are described in greater detail in the reports Nile files with Securities and Exchange Commission, including the “Risk Factors” section in Item 1 of the Form 10-KSB Nile filed with the Securities and Exchange Commission on March 27, 2008. Nile is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Nile Therapeutics, Inc.

(A Development Stage Company)

Statement of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Grant income	$—	$—	$—	$101

Operating expenses:
Research and development	2,054	1,527	9,478	5,124
General and administrative	945	1,194	3,922	4,478

Total operating expenses	2,999	2,721	13,400	9,602

Loss from operations	(2,999)	(2,721)	(13,400)	(9,501)
Other income (expense)	25	204	268	(802)

Net loss	$(2,974)	$(2,517)	$(13,132)	$(10,303)

Basic and diluted loss per share	$(0.12)	$(0.10)	$(0.54)	$(0.61)

Weighted-average common shares outstanding	24,126	24,100	24,126	16,942

Summary Balance Sheet Data

(in thousands)

	December 31,
	2008	2007
Cash and cash equivalents	$5,501	$16,233
Total assets	$6,435	$17,089
Stockholders’ equity	$5,104	$15,200